UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2007

PETROHAWK ENERGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-25717	86-0876964
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 26, 2007, Petrohawk Energy Corporation (“Petrohawk”) entered into an asset purchase agreement with Contango Gas Solutions, L.P., Alta Resources, L.L.C., GPM Energy, LLC, MND Partners, L.P. and Tepee Petroleum Company. Pursuant to the asset purchase agreement, Petrohawk is to acquire approximately 24,000 net acres of oil and gas leases and related assets in the Fayetteville Shale play, located primarily in Van Buren and Conway Counties, Arkansas. Current estimated production from the assets to be acquired is approximately 11 million cubic feet of natural gas equivalent per day. The aggregate purchase price is $343 million which will be paid in cash at closing, subject to customary purchase price adjustments. October 1, 2007 is the economic effective date for the acquisition. The agreement contains customary representations and warranties and indemnity obligations with respect to losses relating to, among other things, breaches of representations or warranties and certain retained and assumed obligations. Some of these indemnification obligations are subject to a deductible equal to 1% of the purchase price and a cap equal to 10% of the purchase price. The asset purchase agreement also contains customary closing conditions for transactions of this type and is expected to close by December 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Petrohawk Energy Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROHAWK ENERGY CORPORATION

Date: November 30, 2007	By:	/s/ Mark J. Mize
Mark J. Mize
Executive Vice President - Chief Financial Officer and Treasurer